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                           KIMCO REALTY CORPORATION
                           (a Maryland Corporation)

                                 Common Stock

                               TERMS AGREEMENT
                               ---------------

                                                           Dated: April 23, 1998

To:  Kimco Realty Corporation
     3333 New Hyde Park Road
     New Hyde Park, New York 11042

Attention: Chairman of the Board of Directors

Dear Sirs:

     We understand that Kimco Realty Corporation, a Maryland corporation (the "Company"), proposes to issue and sell 837,000 shares of its common stock (the "Common Stock"), $.01 par value per share (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") offers to purchase all of the Underwritten Securities at the purchase price set forth below. The Company acknowledges that the Underwriter has informed it that the Underwriter intends to deposit the Underwritten Securities with the trustee of the Equity Investor Fund Cohen & Steers Realty Majors Portfolio (a Unit Investment Trust) (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, as amended, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as sponsor and depositor, in exchange for units (the "Units") in the Trust as soon after the execution and Delivery hereof as in the judgement of the Underwriter is advisable.

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     The Underwritten Securities shall have the following terms:

Title of Securities: Common Stock, $.01 par value per share
Number of Shares per share: 837,000
Purchase price per share: $34.3500
Number of Option Securities: Not Applicable
Delayed Delivery Contracts: Not authorized
Closing date and location: April 29, 1998
                           Brown & Wood LLP
                           One World Trade Center
                           New York, New York 10048

     All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. In addition, Section 9 of such

Underwriting Agreement shall be amended to include a new subclause (v) to the following effect:

         "or (v) there has occurred any material adverse change in the financial markets in the United States or any outbreak or escalation of hostilities or other national or international calamity or crisis, the effect of which is such as to make it, in your judgement, impracticable or inadvisable to (x) commence or continue the offering of the Units (as defined in the applicable Terms Agreement) to the public or (y) enforce contracts for the sale of the Units."

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     Please accept this offer no later than 7:00 P.M. (New York City time)
on April 23, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

                                          By: /s/ John C. Brady
                                             ---------------------------------
                                             Name: John C. Brady
                                             Title: Managing Director

Accepted:

KIMCO REALTY CORPORATION

By: /s/ Michael J. Flynn
   -------------------------------
   Name: Michael J. Flynn
   Title: President and Chief Operating
          Officer